                            SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                        OF 1934 (AMENDMENT NO.         )

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 MEDAREX, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                 MEDAREX, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:
     ---------------------------------------------------------------------------

 (2) Aggregate number of securities to which transaction applies:
     ---------------------------------------------------------------------------

 (3) Per unit price or other underlying value of transaction computed pursuant
      -------------------------------------------------------------------------
     to Exchange Act Rule 0-11*:
     -----------------------------

 (4) Proposed maximum aggregate value of transaction:
     ---------------------------------------------------------------------------

    * Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount Previously Paid:
     --------------------------------------------------------------------------
 (2) Form, Schedule or Registration Statement No.:
     --------------------------------------------------------------------------
 (3) Filing Party:
     --------------------------------------------------------------------------
 (4) Date Filed:
     --------------------------------------------------------------------------

                                 MEDAREX, INC.

                               1545 ROUTE 22 EAST

                          ANNANDALE, NEW JERSEY 08801

DEAR SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders of MEDAREX, INC. at 10:00 A.M. on Thursday, May 15, 1997 at the Company's facilities located at 1545 Route 22 East, Annandale, New Jersey 08801.

     This booklet includes the Notice of the Annual Meeting and the Proxy Statement which contains certain information concerning the meeting including the election of directors and a number of other matters of significance to shareholders.

     Management will report on the Company's activities since the last annual meeting of shareholders held on Thursday, May 16, 1996 and shareholders will have an opportunity to ask questions.

     Shareholder interest in the affairs of the Company is welcomed and encouraged. It is very important that you promptly cast your votes on the matters to be considered at the Annual Meeting, regardless of the size of your holdings. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE. Doing so will assure your representation if you cannot attend. If you attend in person after sending in your proxy, you may withdraw it at the meeting and vote in person.

                                                     Sincerely yours,

                                                     /s/ Donald L. Drakeman
                                                     -------------------------
                                                     Donald L. Drakeman
                                                     President


April 21, 1997

                                 MEDAREX, INC.

                               1545 ROUTE 22 EAST

                          ANNANDALE, NEW JERSEY 08801

                            NOTICE OF ANNUAL MEETING

                           TO BE HELD ON MAY 15, 1997

TO OUR SHAREHOLDERS:

    The Annual Meeting of Shareholders of MEDAREX, INC. (the "Company") will be held at the Company's facilities located at 1545 Route 22 East, Annandale, New Jersey 08801 on Thursday, May 15, 1997, at 10:00 A.M. to consider and take action on the following matters:

    1.  To elect three Class I Directors each for a term to expire in 2000;

    2.   To approve the Company's 1997 Stock Option Plan;

    3. To ratify and approve the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending
          December 31, 1997; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only holders of record of shares of common stock at the close of business on April 4, 1997 are entitled to notice of and to vote at the Annual Meeting. A Proxy Statement explaining the matters to be acted upon at the Annual Meeting follows. Please read it carefully.

    WHETHER OR NOT YOU EXPECT TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE ONE OF THE ACCOMPANYING PROXY STATEMENT.

                              BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ Michael A. Appelbaum

                                      Michael A. Appelbaum
                               Senior Vice President - Finance and
                                         Administration,
                        Chief Financial Officer, Secretary and Treasurer

April 21, 1997

                                 MEDAREX, INC.

                               1545 ROUTE 22 EAST

                          ANNANDALE, NEW JERSEY 08801

                                                             APRIL 21, 1997

                                PROXY STATEMENT

SOLICITATION AND VOTING OF PROXIES

     This Proxy Statement and enclosed Proxy Card are furnished in connection with the solicitation on behalf of the Board of Directors of Medarex, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 15, 1997. This Proxy Statement and accompanying Proxy Card are being mailed to shareholders on or about April 21, 1997.

     The Board of Directors of the Company has fixed the close of business on April 4, 1997 as the record date for the determination of holders of shares of outstanding Common Stock, par value $.01 per share, entitled to notice of and to vote at the Annual Meeting. On that date, there were 18,655,511 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote per share for each matter submitted to a vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote will constitute a quorum for the transaction of business.

     All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

     A proxy in the accompanying form which is properly signed, dated and returned to the Company and not revoked will be voted in accordance with the instructions contained therein. If no instructions are indicated, proxies will be voted as recommended by the Board of Directors. Shareholders who execute proxies may revoke them at any time prior to their being exercised by delivering written notice to the Secretary of the Company or by subsequently executing and delivering another proxy at any time prior to the voting. Mere attendance at the Annual Meeting will not revoke the proxy, but a shareholder present at the Annual Meeting may revoke his proxy and vote in person.

     As of the date of this Proxy Statement, the only business which the management of the Company intends to present at the Annual Meeting are the matters set forth in the accompanying Notice of Annual Meeting. Management has no knowledge of any other business to be presented at the Annual Meeting. If other business is brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote according to their discretion.

BOARD OF DIRECTORS AND COMMITTEES

     Under the Company's Restated Certificate of Incorporation and Amended and Restated By-laws, the Board of Directors is divided into three classes - Class I, Class II and Class III - in a manner providing for staggered three-year terms of classes. The Board is currently comprised of eight members. As the terms of each class expire, their successors will be elected to serve for a term of three years and until their respective successors are elected and qualified or until their resignation, removal or ineligibility. The Company's Board of Directors held nine meetings in 1996. Each of the directors attended at least 75% of the total of the Board and their committee meetings held during 1996.

     The Board of Directors has established an Audit Committee, a Stock Option Committee and a Compensation Committee. Each of the Audit Committee and the Stock Option Committee is currently comprised of Mr. Charles R. Schaller and Dr. Michael W. Fanger, both of whom are non-employee directors. The Compensation Committee is currently comprised of Mr. Charles R. Schaller and Dr. Julius A. Vida, both of whom are non-employee directors.

     The functions of the Company's Audit Committee include recommending the engagement and discharge of the independent auditors, directing and supervising special investigations, reviewing with the independent auditors the plan and results of the Company's procedures for internal auditing, reviewing the independence of the independent auditors, considering the range of audit fees and reviewing the adequacy of the Company's system of internal accounting controls. The Audit Committee held one meeting in 1996 and one meeting to date in 1997.

     The functions of the Company's Stock Option Committee are to administer the Company's stock option plans (the "Plans") and to review and determine the officers, directors (excluding committee members), employees and consultants to whom stock options should be granted, the number of shares to be optioned and the option price to be paid. The Company's Stock Option Committee acted 23 times in 1996.

     The function of the Company's Compensation Committee is to review and determine salaries for officers and key employees as well as review and determine bonuses and other special awards of employee compensation and benefits. The Compensation Committee held one meeting in 1996.

     The Company currently has no executive committee or standing nominating committee. There are no arrangements or understandings with any director pursuant to which he has been elected a director.

     Outside non-employee directors of the Company receive $1,000 per meeting, as compensation for their attendance at regular and special meetings of the Board. In addition, directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company. During 1996, no director received any compensation (other than reimbursement for reasonable out-of-pocket expenses incurred in connection with attending Board meetings) for services rendered to the Company as a director. During 1996, Mr. Schaller was paid for services rendered to the Company as a management consultant and Dr. Fanger was paid for services rendered to the Company as a scientific and technical consultant. Dr. Vida, Dr. Leigh Thompson and Mr. Irwin Lerner were paid for services rendered as business development consultants. These fees did not exceed $28,000 individually or $87,000 in the aggregate. See "Executive Compensation -- Employment and Related Agreements" below. Dr. Donald L. Drakeman and Dr. Lisa N. Drakeman are husband and wife. There are no other family relationships among any of the directors or executive officers of the Company.

PROPOSAL 1 - ELECTION OF THREE CLASS I DIRECTORS

     Charles R. Schaller, Dr. Donald L. Drakeman and Robert Iggulden whose terms as directors expire at the Annual Meeting, have been nominated to stand for re-election as directors each to hold office until the 2000 Annual Meeting of Shareholders or until his respective successor is elected and qualified.

     Unless authority to vote for the election of each director shall have been withheld in the manner provided in the accompanying proxy, the votes represented by such proxy will be cast for the election of the above-named nominees, or for one or more substitute nominees recommended by the Board of Directors in the event that by reason of contingencies not presently known to the Board of Directors one or more of the above-named nominees should become unavailable for election.

     REQUIRED VOTE FOR ELECTION. The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present at the Annual Meeting in person or by proxy, a quorum being present, is required for the election of the Company's directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF CHARLES R. SCHALLER, DR. DONALD L. DRAKEMAN AND ROBERT IGGULDEN AS DIRECTORS EACH TO SERVE UNTIL THE 2000 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL HIS SUCCESSOR IS ELECTED AND IS QUALIFIED.

     Set forth below is certain information furnished by and concerning each nominee for election as a director and the five directors whose terms of office extend beyond the forth-coming Annual Meeting.

NOMINEES FOR ELECTION OF CLASS I DIRECTORS EACH FOR A TERM EXPIRING IN 2000

     CHARLES R. SCHALLER (age 61) has been Chairman of the Board of Directors of
     -------------------
the Company since its inception in 1987. Since 1989, Mr. Schaller has been a chemical industry management consultant and is currently a Director and the Secretary of Astro Power, Inc., a company engaged in the commercialization of silicon film solar cells. From 1985-1989, he was President and Chief Executive Officer of Essex Vencap, Inc., the business development subsidiary of Essex Chemical Corporation, until 1988 a New York Stock Exchange - listed manufacturing company. Mr. Schaller holds a bachelor's degree in Engineering from Yale University and is a graduate of the program in management development at Harvard Business School.

     DR. DONALD L. DRAKEMAN (age 43) has been President, Chief Executive Officer
     ----------------------
and a director of the Company since its inception in 1987. From 1982 until he joined the Company on a full-time basis in 1989, Dr. Drakeman served as General Counsel of Essex Chemical Corporation. He was named a Vice President of Essex Chemical Corporation in 1988 and he served as President of one of its subsidiaries, which developed and invested in biopharmaceutical companies, including the Company, from 1988 to 1989. From 1979 until 1982, he was a corporate attorney with the firm of Milbank, Tweed, Hadley & McCloy, concentrating on mergers and acquisitions. Dr. Drakeman graduated from Dartmouth College and holds a law degree from Columbia University, where he was a Harlan Fiske Stone scholar, and a Ph.D. in the humanities from Princeton University, where he has served as a member of the faculty.

     ROBERT IGGULDEN (age 55) has been the Chairman and Managing Director of
     ---------------
Openview Limited, an English venture capital firm, since 1990. From 1987 to 1990, Mr. Iggulden was a Corporate Finance Limited Director of Johnson Fry Corporate Finance Limited, an English investment banking firm. Mr. Iggulden is a director of Woodland Potteries Holdings Limited, Alchem Photochemistry Limited, Maestro Paints Limited and Britannia Laboratories Limited. Mr. Iggulden is also a member of the investment review team of Rothschild Asset Management Limited.

INCUMBENT CLASS II DIRECTORS - TERMS EXPIRING IN 1999

     DR. MICHAEL W. FANGER (age 56) has been a director and Chairman of the
     ---------------------
Company's Scientific Advisory Board since its inception in 1987 and was Secretary of the Company from May 18, 1990 to April 3, 1991. Dr. Fanger has been Chairman of the Department of Microbiology at Dartmouth Medical School since July, 1992 and a Professor of Microbiology and Medicine since 1981. Dr. Fanger has served as a scientific consultant to Verax Corporation, a biomedical products manufacturing company, and as an invited lecturer at the Amos Tuck School of Business of Dartmouth College. Dr. Fanger and the Company were principal organizers of the first international conference on bispecific antibodies held in the United States in 1989, the second international conference held in France in 1990 and the fourth international conference held in the United States in 1995. He is a graduate of Wabash College and received a Ph.D. degree in Biochemistry from Yale University.

     MICHAEL A. APPELBAUM (age 51), Senior Vice President -Finance and
     --------------------
Administration, Secretary, Treasurer and Chief Financial Officer, joined the
Company on a full-time basis on July 29, 1991.   From April 3, 1991 to July 29,
1991, Mr. Appelbaum was a consultant to the Company acting as the Secretary, Treasurer, Chief Financial Officer and a director of the Company. Mr. Appelbaum was Secretary, Treasurer, and Chief Financial Officer of the Company from its inception to March 31, 1989. From 1990 until July 1991, he was Vice President and Chief Financial Officer of Hatco Corporation, a chemical manufacturing company. From April 1, 1989 to November, 1989, he was Vice President and Chief Financial Officer of Ingersoll Publications, Inc. He was Chief Operating Officer from 1988 to 1989 and Vice President, Treasurer and Chief Financial Officer from 1986 to 1989 of Essex Chemical Corporation. Mr. Appelbaum, who has been employed as a certified public accountant with Ernst & Young LLP, is also an attorney. He graduated from Fairleigh Dickinson University and Suffolk University School of Law.

INCUMBENT CLASS III DIRECTORS - TERMS EXPIRING IN 1998

     DR. JULIUS A. VIDA (age 68) has been a director since February 9, 1994.
     ------------------
Since 1993, Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants, Inc. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb Co. and its predecessors, Bristol-Myers Co. and Bristol Laboratories. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida graduated from Pazmany Peter University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of Technology, was a Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University. Dr. Vida is also a director of Biomatrix, Inc., and Supergen, Inc., publicly traded biotechnology companies.

     IRWIN LERNER (age 66) was appointed to the Board of Directors of the
     ------------
Company effective September 8, 1995. Mr. Lerner has served as the Chairman of the Board of Directors of Sequana Therapeutics, Inc., a publicly traded biotechnology company, since May 1995. Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffmann-La Roche, Inc., a pharmaceutical and health care company, from January 1993 until his retirement in September 1993, and also served as President and Chief Executive Officer from 1980 through December 1992. He serves on the Boards of Project Hope and the New Jersey Chamber of Commerce, where he chairs the Governor's Council for a Drug-Free Workplace. Mr. Lerner served for 12 years on the Board of the Pharmaceutical Manufacturers' Association, where he chaired the Associations's FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently Distinguished Executive-in-Residence at Rutgers University Gradate School of Management. Mr. Lerner is also a director of Public Service Enterprise Group Incorporated, a publicly traded diversified public utility holding company and Humana Inc., a publicly traded health care company.

     DR. W. LEIGH THOMPSON, JR. (age 58) was appointed to the Board of Directors
     --------------------------
of the Company effective April 12, 1996. Dr. Thompson is currently the President and Chief Executive Officer of Profound

Quality Resources Ltd., consultants to the health care industry. From 1993 until his retirement in 1995, Dr. Thompson was the Chief Scientific Officer of Eli Lilly and Company. From 1982 until 1993, Dr. Thompson held various management positions with Lilly Research Laboratories, a subsidiary of Eli Lilly and Company, including Executive Director, Clinical Investigation and Regulatory Affairs (1982-1986), Vice President (1986-1988), Group Vice President (1988-
1992) and Executive Vice President (1992-1993) in charge of all of that company's pharmaceutical and animal health research except process chemistry. Dr. Thompson was also a Professor of Medicine at Indiana University from 1984 to 1995. Dr. Thompson received a B.S. from the College of Charleston, M.S. and Ph.
D. in Pharmacology from the Medical University of South Carolina and an M.D. from The Johns Hopkins University. Dr. Thompson is a director of BAS, Inc., GeneMedicine, Inc., Guilford Pharmaceuticals, Inc., Corvas International, Inc., and DNX/Chrysalis, Inc., publicly traded biotechnology companies, as well as Orphan Medical, Inc., Ontogeny, Inc., and Ophidian Pharmaceuticals, Inc., privately held biotechnology companies.

EXECUTIVE OFFICERS

     The executive officers of the Company are Dr. Donald L. Drakeman-President and Chief Executive Officer, Michael A. Appelbaum-Senior Vice President - Finance and Administration, Secretary, Treasurer and Chief Financial Officer, Dr. Randall T. Curnow - Senior Vice President and Chief Medical Officer, Dr. Yashwant M. Deo-Senior Vice President - Operations, Research and Development and Regulatory Compliance and Dr. Lisa N. Drakeman-Vice President. Set forth below is certain information concerning Dr. Randall T. Curnow, Dr. Yashwant M. Deo and Dr. Lisa N. Drakeman.

     DR. RANDALL T. CURNOW (age 54), Senior Vice President and Chief Medical
     ---------------------
Officer, joined the Company on May 20, 1996. Prior to joining the Company, Dr. Curnow served as Vice President, Health Science Affairs from September 1993 to September 1995 and Vice President, Regulatory Affairs from December 1990 to September 1993 at Glaxo, Inc. He served as Vice President, Clinical Research and Development at G.H. Besselaar Associates from July 1989 to December 1990. From January 1989 to June 1989, he served as Vice President, Clinical Investigation at Smith Kline & French. He served as Director, Clinical Investigations from March 1986 to December 1987 at E.I. du Pont de Nemours & Co., Inc., and as Director, Clinical Investigations from July 1984 to March 1986 at Eli Lilly and Company. Dr. Curnow served on the University of Virginia School of Medicine faculty from 1974 to 1984 and received both his B.S. degree and M.D. degree from the University of Nebraska.

     DR. YASHWANT M. DEO (age 43), Senior Vice President-Operations, Research
     -------------------
and Development and Regulatory Compliance, joined the Company on July 15, 1993. Dr. Deo served as Vice President of Process Development from June 1992 to July 1993 and as Director of Cell Culture R&D at Centocor Inc. from July 1988 to June 1992. From 1984 to 1988 he held various positions including Senior Scientist, Group Leader and Manager in Biochemical Engineering and Biotechnology Development Departments of Schering-Plough Corporation. He served as a staff scientist in Biochemical Engineering Department of Integrated Genetics from December 1983 to July 1984. Dr. Deo received his Bachelor of Science degree from the University of Poona (India), Master of Science degree from G.B. Pant University (India) and Ph.D. degree in Fermentation Technology from the University of Calgary (Canada).

     DR. LISA N. DRAKEMAN (age 43), Vice President, joined the Company in 1989
     --------------------
on a part-time basis and on a full-time basis in 1991. Prior to joining the Company, Dr. Drakeman served on the Princeton University faculty during 1989 - 1992, and as Assistant Director of the Princeton Alumni Council, an office of the Public Affairs Department, during 1990 - 1991. She serves as a member of the Prosperity New Jersey Board of Trustees and on the Corporate Advisory Council of the Association for the Advancement of Women's Health. In 1995, she received the Advocate of the Year Award from the Biotechnology Industry Organization (BIO). She also Chairs the BIO Capital Formation Task Force. Dr. Drakeman graduated from Mount Holyoke College, received an M.A. degree from Rutgers University, and a Ph.D. in the humanities from Princeton University.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

     GENERAL. The Compensation and Stock Option Committees of the Board of Directors (collectively sometimes hereinafter referred to as the "Committee") are currently composed entirely of outside, non-employee directors. The Compensation Committee determines the base salaries and the amount of annual bonus awards to be paid, if any, to the executive officers. The Stock Option Committee administers the Plans under which stock option grants may be made to executive officers and other employees.

     COMPENSATION POLICY AND COMPONENTS OF COMPENSATION. The Committee's fundamental executive compensation philosophy is to enable the Company to attract and retain key executive personnel and to motivate those executives to achieve the Company's objectives. The Company is still in its research and development phase and has not yet achieved profitability; therefore, some of the traditional methods of evaluating executive performance, such as profit levels and return on equity, would be inappropriate. Accordingly, assessment of each executive's performance is based on attainment of his or her specific personal objectives in light of the Company's overall annual strategic goals. Among other things, the Committee examines three specific areas in formulating the compensation packages of the Company's executive officers. These areas, followed by specific inquiries made by the Committee within such areas, are as follows:

COMPANY PERFORMANCE:
-------------------------------------------------------------------------------
 . The extent to which key research, clinical, product manufacturing and financial objectives of the Company have been met during the preceding fiscal year.

 . The development, acquisition and licensing of key technology.

 . The achievement by the Company of certain milestones, whether specified in agreements with third party collaborators or determined internally.


EXECUTIVE PERFORMANCE:
---------------------------
 . An executive's involvement in and responsibility for the development and implementation of strategic planning and the attainment of strategic and operating objectives of the Company.

 . The participation by an executive in the relationship between the Company and the investment community.

 . The involvement of an executive in personnel recruitment, retention and morale.

 . The responsibility of the executive in working within the budgets, controlling costs and other aspects of expense management.

OTHER FACTORS:
---------------------------
 . The necessity of being competitive with companies in the biotechnology industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

     Each executive officer's compensation package is reviewed annually and is comprised of up to three components: base salary, cash bonuses and stock options. In addition to these components, executive officers of the Company are eligible to participate in all employee benefit programs generally available to all other Company employees.

     BASE SALARY. In setting the base levels for each executive officer, the Compensation Committee reviews surveys and other available information on the base salaries of executive officers in comparable positions in other biotechnology companies. Factors considered include, but are not limited to, company size, stage of development of a company's products and geographic location. The Compensation Committee also considers the individual experience level and actual performance of each executive officer in light of the Company's needs and objectives.

     BONUS AWARDS. The Company does not have formal incentive or bonus plans for executives. As part of the review and setting of annual compensation, annual cash bonuses tied to the achievement of certain specific corporate objectives and milestones have to date been awarded to Dr. Donald L. Drakeman, Michael A. Appelbaum, Dr. Randall T. Curnow, Dr. Yashwant M. Deo and Dr. Lisa N. Drakeman. Awards have been, and are expected to continue to be, based on the attainment by the Company of annual milestones and accomplishments identified by the Board of Directors and are granted at the discretion of the Compensation Committee.

     STOCK OPTION PLANS. Subject to the terms of the Plans, the Stock Option Committee has the authority to determine all terms and provisions under which options are granted under the Plans, including the individuals to whom such options may be granted. The Plans may be amended by the shareholders of the Company. They may also be amended by the Board of Directors without approval by the shareholders except to the extent that shareholders' approval is required to ensure favorable tax treatment for incentive stock options or to ensure qualification of the Plans under federal securities laws. Options generally vest at various times in excess of six months from their date of grant, and are intended as incentive and motivation for the Company's executive officers, as well as to align the interest of those officers more closely with those of the Company's shareholders in advancing corporate objectives. All executive officers have been awarded stock options under the Plans.

     In addition to incentive stock options granted under the Plans, the Stock Option Committee also has the authority to grant, at its discretion, non-qualified options as well as other stock based awards to certain individuals, including executive officers of the Company. To date, non-qualified options have been granted to all executive officers. Awards of restricted stock have been granted to Michael A. Appelbaum (15,000 shares) and Dr. Yashwant M. Deo (25,000 shares). All stock subject to such restricted stock awards vested on June 15, 1996.

     All options granted under the Plans were granted with exercise prices equal to or greater than the fair market value of the Company's Common Stock on the date of grant.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Effective July 1, 1996, Dr. Donald L. Drakeman's annual base salary was increased from $300,000 to $325,000, an increase of 8%. This increase in Dr.

Drakeman's base salary was determined in accordance with the criteria outlined above, the Compensation Committee's evaluation of the Company's overall performance as well as Dr. Drakeman's individual performance. Also in January 1997, Dr. Drakeman was awarded a cash bonus of $97,500 based upon the evaluation by the Compensation Committee of the achievement of product development and other specific strategic milestones set by the Compensation Committee in connection with the review of Dr. Drakeman's compensation for 1996. Key accomplishments included:

     . Establishment of an important corporate partnership regarding the
       development of new   products based on the Company's technology.

     . Moving the Company's products through research and development into clinical trials.

     . Initiating research and clinical trial collaborations with universities, medical schools and other non-profit institutions.

     . Obtaining equity and other financing to support the Company's product development efforts.

     . Initiating discussions with potential corporate partners for the development of the Company's existing products.

     . Identifying and negotiating strategic acquisitions.

     . Maintaining and developing the Company's relationships with the investment community.

     . Recruitment of senior management and further strengthening the
       Company's research   development and general management capabilities.

Based on its evaluation of Dr. Drakeman's performance, the Compensation and Stock Option Committees believe that Dr. Drakeman's compensation level is appropriate and in line with his peers in the industry.

COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS

          Stock Option Committee    Compensation Committee
          ----------------------    ----------------------

          Charles R. Schaller         Charles R. Schaller
          Dr. Michael W. Fanger       Dr. Julius A. Vida

     The report of the Compensation and Stock Option Committees shall not be deemed incorporated by reference by any general statement of incorporation by reference of this proxy statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates this report by reference.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Stock Option Committee is comprised of Charles R. Schaller and Dr. Michael W. Fanger. The Compensation Committee is comprised of Charles R. Schaller and Dr. Julius A. Vida. None of these directors has been an officer or employee of the Company during the past three years. No Compensation Committee and Stock Option Committee interlocks exist between the Company and another entity.

SUMMARY COMPENSATION TABLE

     The following table (the "Summary Compensation Table") sets forth the annual and long-term compensation paid to each of the Company's most highly compensated executive officers for the years ended December 31, 1994, 1995 and 1996. See "--Employment and Related Agreements" below.

                           SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                           ------------------------------                 ------------------------
                                                                                         LONG
                                                            RESTRICTED      STOCK        TERM
   NAME AND PRINCIPAL                                         STOCK        OPTION/     INCENTIVE        ALL OTHER
 POSITION                  YEAR     SALARY     BONUS/(1)/     AWARDS      SARS/(2)/   PAYOUTS/(2)/  COMPENSATION/(3)/
-------------------------  ----  ------------  ----------  ----------     --------    ------------  -----------------
Donald L. Drakeman         1996      $312,500     $97,500   $       -         20,000       $ -        $      4,750
President and Chief        1995       271,500      75,000           -         50,000         -               4,620
Executive Officer          1994       226,960      44,000           -         50,000         -               4,620
Yashwant M. Deo            1996       260,000      65,000                     20,000         -              25,011/(4)/
Senior Vice President -    1995       232,500      60,000    156,250/(5)/     30,000         -              43,323/(6)/
 Operations, Research      1994       175,760      33,000           -        158,400         -               3,493
 and Development and
 Regulatory Compliance

Randell T. Curnow          1996       250,000/(7)/ 60,000           -        120,000         -              47,266/(8)/
Senior Vice President -
 Chief Medical Officer
Michael A. Appelbaum       1996       225,000      80,000           -         40,000         -               4,750
Senior Vice President -    1995       202,500      50,000     93,750/(9)/     30,000         -               4,620
 Finance and               1994       173,800      33,000           -        138,000         -               4,350
 Administration,
Secretary, Treasurer
and Chief Financial
 Officer
Lisa N. Drakeman           1996       115,000      30,000           -         20,000         -               3,477
Vice President             1995       103,000      25,000           -         10,000         -               2,390
                           1994        84,370      16,500           -         12,500         -               2,065
---------------------

 (1) A portion of each of the named executive officer's cash compensation for each year shown was paid in the first quarter of the year following the year shown and is reported in this table as bonus.
 (2) The Company has not granted any stock appreciation rights (SARs) or made any long term incentive payouts.
 (3) Unless otherwise specified, represents Company matching funds under the Company's 401(k) Plan.
 (4) Includes $4,750 of Company matching funds under the Company's 401(k) Plan and reimbursement in the amount of $20,261 for certain living expenses.
 (5) At December 31, 1995, Dr. Deo had received a total of 25,000 shares of restricted stock with an aggregate value of $156,250, based on a closing market price of $6.25 on December 15, 1995, the date of grant. All stock subject to such restricted stock awards vested on June 15, 1996.
 (6) Includes $4,620 of Company matching funds under the Company's 401(k) Plan and reimbursement in the amount of $20,628 for relocation expenses and $18,075 for certain living expenses.
 (7) Represents Dr. Curnow's 1996 stated annual salary. Dr. Curnow began his employment with the Company on May 20, 1996 and received $153,846 in salary during 1996.
 (8) Represents reimbursement for certain living expenses.
 (9) At December 31, 1995, Mr. Appelbaum had received a total of 15,000 shares with an aggregate value of $93,750, based on a closing market price of $6.25 on December 15, 1995, the date of grant. All stock subject to such restricted stock awards vested on June 15, 1996.

STOCK OPTION TABLE

  The following table sets forth information concerning stock options granted during the year ended December 31, 1996 to each of the Company's most highly compensated executive officers named in the Summary Compensation Table. All of the options were granted under the Company's 1995 Stock Option Plan. In addition, in accordance with the rules of the Commission, the table shows the hypothetical gains for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                                                                        POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF STOCK
                                     OPTION GRANTS IN LAST FISCAL YEAR                                 PRICE APPRECIATION FOR
                                              INDIVUDAL GRANTS                                             OPTION TERM/(3)/
                            ---------------------------------------------------------------------    --------------------------
                                                 % OF TOTAL
                                                OPTIONS/SARS
                            OPTIONS/SARS         GRANTED TO        EXERCISE OR
                              GRANTED           EMPLOYEES IN        BASE PRICE         EXPIRATION
NAME                          (#)/(1)/          FISCAL YEAR       ($/SHARE)/(2)/         DATE           5% ($)          10% ($)
----                        -----------         ------------      --------------       ----------     --------       ----------
Donald L. Drakeman             20,000                 5 %             $6.44             4/24/06       $ 81,002       $  205,274
Randall T. Curnow             120,000                27                8.31             5/08/06        627,134        1,589,280
Yashwant M. Deo                20,000                 5                6.44             4/24/06         81,002          205,274
Michael A. Appelbaum           40,000                 9                6.44             4/24/06        162,003          410,548
Lisa N. Drakeman               20,000                 5                6.44             4/24/06         81,002          205,274
-----------------------

 (1) All options may be exercised at any time before the expiration date so long as employment with the Company continues; provided, however, that the options may be exercised within twelve months after the death of the optionee or three months after the termination of the optionee's employment as the result of disability. No SARs have been granted by the Company under the Plans.

 (2) All grants were made at 100% of fair market value as of the date of grant.

 (3) The "potential realizable value" shown will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 1996. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of Company stock or of the stock price.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

  The following table presents the number and value of unexercised options held by each of the Company's most highly compensated executive officers named in the Summary Compensation Table at December 31, 1996, distinguishing between options that are exercisable and those that are not exercisable. No options were exercised by any of the executive officers named in the Summary Compensation Table during the 1996 fiscal year.

            AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES/(1)/

                           SHARES                          NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                          ACQUIRED                            OPTIONS/SARS AT               MONEY OPTIONS/SARS
                             ON            VALUE              FISCAL YEAR END         AT FISCAL YEAR END ($)/(3)/
                          EXERCISE     REALIZED/(2)/    ----------------------------  -------------------------------
      NAME                   (#)            ($)         EXERCISABLE    UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
      ----               -----------  ----------------  ----------------------------  -------------------------------
Donald L. Drakeman           -               -          503,473         15,527         $3,012,012        $8,695
Michael A. Appelbaum         -               -          234,473         15,527            696,295         8,695
Yashwant M. Deo              -               -          192,873         15,527            509,355         8,695
Randall T. Curnow            -               -          107,967         12,033                  -             -
Lisa N. Drakeman             -               -           32,223         15,527             94,860         8,695

 (1) All options were granted at 100% of fair market value on the date of grant. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

 (2) Fair market value of underlying securities at exercise minus the exercise price.

 (3) Based upon the last reported sale price of the Company's Common Stock on the Nasdaq National Market of $7.00 on December 31, 1996.

   The Company has not deferred payment of any cash compensation payable to executive officers of the Company for services rendered during the last fiscal year. No executive officer of the Company received compensation not reported in the Summary Compensation Table, other than pursuant to the Plans, in excess of $50,000 or 10% of the compensation reported in the Summary Compensation Table.

EMPLOYMENT AND RELATED AGREEMENTS

  Effective April 1, 1991, the Company entered into an employment agreement with Dr. Donald L. Drakeman pursuant to which he is employed as the Company's President and Chief Executive Officer. Dr. Drakeman's current salary is $325,000, which the Board of Directors may increase at its discretion.
See "-Report of the Compensation and Stock Option Committees on Executive Compensation." Dr. Drakeman also receives additional benefits that are generally provided other employees of the Company. The agreement expires on October 1, 1998, and is automatically renewed for successive one year terms unless the Company or Dr. Drakeman elects not to renew. If the agreement is not renewed by the Company, Dr. Drakeman is entitled to one year's severance pay, subject to reduction if Dr. Drakeman finds alternative employment during that period. If the Company terminates Dr. Drakeman's employment without cause, Dr. Drakeman is entitled to two full years' severance pay, depending on the date of termination. In the event of a change in control of the Company, Dr. Drakeman has the right to terminate the agreement on 90 days' written notice to the Company. In such event, the Company shall pay Dr. Drakeman an amount equal to one full year's salary. Dr. Drakeman has the right to resign voluntarily upon giving the Company 90 days' prior notice, in which case he will be subject to a noncompetition covenant for a period of one year from the date of termination. If Dr. Drakeman elects not to renew his employment for the 1998 calendar year, he will be subject to a noncompetition covenant for a period of one year from the date he gives notice of nonrenewal. If Dr. Drakeman elects not to renew his employment beyond the 1998 calendar year, Dr. Drakeman will not be subject to a noncompetition covenant. Noncompetition agreements are not always enforceable due to public policy limitations existing in various states and the difficulty of obtaining injunctive relief.

  Effective July 29, 1991 the Company entered into an employment agreement with Michael A. Appelbaum pursuant to which he is employed as the Company's Senior Vice President - Finance and Administration, Chief Financial Officer, Secretary and Treasurer. Mr. Appelbaum's current salary is $235,000 and may be periodically increased by the Board of Directors. The agreement expires on October 1, 1998 and is automatically renewed for successive one year terms unless the Company or Mr. Appelbaum elects not to renew. If the agreement is not renewed by the Company, Mr. Appelbaum is entitled to one year's severance pay. The agreement contains prohibitions against the disclosure of any confidential information concerning the business, accounts, or finances of the Company. It also contains covenants not to compete which are subject to differing qualifications upon termination with cause, without cause, non-renewal, and upon a change of control. Further, the agreement provides for two full years' salary to be paid to Mr. Appelbaum in the event he is terminated without cause. In the event of a change of control of the Company, Mr. Appelbaum shall also be entitled to receive one full year's salary in the event he elects to terminate his employment or he is terminated for cause within one year after such change of control.

  Effective July 12, 1993, the Company entered into an employment agreement with Dr. Yashwant M. Deo pursuant to which he is employed as the Company's Senior Vice President-Operations, Research and Development and Regulatory Compliance. Dr. Deo's current salary is $270,000 and may be periodically increased by the Board of Directors. The agreement expires on October 1, 1998 and is automatically renewed for successive one year terms unless the Company or Dr. Deo elects not to renew. If the agreement is not renewed by the Company, Dr. Deo is entitled to one year's severance pay. The agreement contains prohibitions against the disclosure of any confidential information concerning the business, accounts or finances of the Company. It also contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal, and upon a change of control. Further, the agreement provides for one full year's salary to be paid to Dr. Deo in the event he is terminated without cause. In the event of a change of control of the Company, Dr. Deo shall also be entitled to receive two years' salary in the event he elects to terminate his employment or he is terminated for cause within one year of such change of control.

  Effective May 8, 1996, the Company entered into an employment agreement with Dr. Randall T. Curnow pursuant to which he is employed as the Company's Senior Vice President and Medical Director. Dr. Curnow's current salary is $250,000 and may be periodically increased by the Board of Directors. The agreement expires on May 20, 1999 and is automatically renewed for successive one year terms unless the Company or Dr. Curnow elects not to renew. If the agreement is not renewed by the Company, Dr. Curnow is entitled to one year's severance pay. The agreement contains prohibitions against the disclosure of any confidential information concerning the business, accounts or finances of the Company. It also contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal, and upon a change of control. Further, the agreement provides for one full year's salary to be paid to Dr. Curnow in the event he is terminated without cause. In the event of a change of control of the Company, Dr. Curnow shall also be entitled to receive two years' salary in the event he elects to terminate his employment or he is terminated for cause within one year of such change of control.

  The Company has entered into a consulting agreement with Dr. Michael W. Fanger, one of the Company's Scientific Founders, pursuant to which Dr. Fanger has agreed to perform certain consulting services for the Company and agreed that any of his future inventions relating to the Company's core technology would be assigned to the Company. The terms of this agreement expires in July of each calendar year, and is automatically extended indefinitely for additional one year-terms unless notice is given by either party of its election not to so extend the agreements.

  Effective February 10, 1994, the Company entered into a consulting agreement with Dr. Julius A. Vida pursuant to which Dr. Vida agreed to perform certain consulting services relating to the development of corporate partnerships and licensing programs. Under the terms of this agreement, Dr. Vida will receive $1,250 per month plus $1,600 per day for each day of service in excess of 12 days per calendar year. Dr. Vida will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at the Company's request. The agreement will be automatically renewed for so long as Dr. Vida remains a member of the Company's Board of Directors.

   Effective August 8, 1995, the Company entered into a Consulting Agreement with Irwin Lerner, pursuant to which Mr. Lerner agreed to perform certain consulting services relating to strategic planning and the development of corporate partnerships. Under the terms of this agreement, Mr. Lerner will receive $2,500 per month during the term of the agreement. Mr. Lerner will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at the Company's request. The agreement will be automatically renewed for so long as Mr. Lerner remains a member of the Company's Board of Directors.

   Effective April 8, 1996, the Company entered into a Consulting Agreement with Dr. W. Leigh Thompson, Jr., pursuant to which Dr. Thompson agreed to perform certain consulting services relating to strategic planning and the development of corporate partnerships. Under the terms of this agreement, Dr. Thompson will receive $1,200 per month during the term of the agreement. Dr. Thompson will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at the Company's request. The agreement will be automatically renewed for so long as Dr. Thompson remains a member of the Company's Board of Directors.

  In addition, the Company maintains an arrangement with Charles R. Schaller pursuant to which Mr. Schaller provides business and strategic planning services and it is not anticipated that he will receive more than $2,000 per month. Mr. Schaller will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with services provided at the Company's request.

  The Company requires its employees to execute confidentiality and nondisclosure agreements upon the commencement of employment with the Company. The agreements provide that all inventions or discoveries by the employee related to the Company's business and all confidential information developed or made known to the employee during the term of employment shall be the exclusive property of the Company and shall not be disclosed to third parties without prior approval of the Company. As indicated above, however, public policy limitations and the difficulty of obtaining injunctive relief may impair the Company's ability to enforce the non-competition and nondisclosure covenants made by its employees.

STOCK PRICE PERFORMANCE GRAPH

  The graph and table below compare the cumulative total stockholder return on an annual basis for the Company's Common Stock for the period from June 20, 1991, (the date the Company completed its initial public offering and commenced trading on the Nasdaq National Market) through December 31, 1995, against the cumulative total returns on the Nasdaq Stock Market Index (U.S.) and a peer group selected by the Company for the period from May 31, 1991 through December 31, 1995. The peer group consists of the following biotechnology companies:
Imclone Systems, Inc.; Protein Design Labs, Inc.; Xoma Corporation; Cytogen Corporation, Idec Pharmaceuticals Corporation, Immunogen, Inc., Cantab Pharmaceuticals plc; NeoRx Corporation; and Immunomedics, Inc. The relevant information with respect to the peer group was furnished by Research Data Group.

                                     12/31/91   12/31/92   12/31/93   12/31/94   12/31/95   12/31/96
Medarex, Inc......................  $  100     $  60      $  58     $  22       $  54      $  53
Peer Group........................  $  100     $  83      $  52     $  29       $  54      $  67
Nasdaq Stock Market Index (U.S.)..  $  100     $ 116      $ 134     $ 131       $ 185      $ 227

  The above graph and table assume $100 invested on December 31, 1991, with all dividends reinvested, in each of the Company's Common Stock, the Nasdaq Stock Market Index (U.S.) and the peer group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of April 4, 1997, the ownership of the Company's Common Stock held by (i) each person who owns of record or who is known by the Company to own beneficially more than 5% of such Common Stock, (ii) each of the executive officers and directors of the Company, and (iii) all of the Company's officers and directors as a group. As of such date, the Company had 18,655,511 shares of Common Stock issued and outstanding. The number of shares and the percentage of class beneficially owned by the persons named in the table and by all executive officers and directors as a group is presented in accordance with Rule 13d-3 of the Exchange Act and includes, in addition to shares actually issued and outstanding, unissued shares which are subject to issuance upon exercise of options and/or warrants within 60 days of April 4, 1997.

                                                                         AMOUNT AND NATURE OF
                                                                              BENEFICIAL        PERCENT
OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS                               OWNERSHIP(1)        OWNED
-----------------------------------------------------------------------  ---------------------  -------
Rothschild Asset Management Limited/International Biotechnology Trust..        1,000,000        5.4%
  Five Arrows House
  St. Swithens Lane
  London, England EC4N 8NR
Dr. Donald L. Drakeman(2)..............................................          628,525        3.3%
Dr. Michael Fanger(3)..................................................          566,025        3.0%
Michael A. Appelbaum(4)................................................          251,850        1.3%
Charles R. Schaller(5).................................................          236,925        1.3%
Dr. Yashwant M. Deo(6).................................................          208,400        1.1%
Dr. Randell T. Curnow(7)...............................................          120,000         *
Dr. Lisa Drakeman(8)...................................................           78,286         *
Irwin Lerner(9)........................................................           55,000         *
Mr. Julius A. Vida(10).................................................           23,268         *
Dr. W. Leigh Thompson, Jr.(11).........................................           50,000         *
Robert Iggulden(12)....................................................           50,000         *
All officers and directors as a group (eleven persons)(13)                     2,268,279       11.3%

-----------------------------
(1) The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them subject to community property laws where applicable and the information contained in this table and these notes.
(2) Does not include 15,000 shares held by Dr. Donald L. Drakeman's wife, Dr. Lisa N. Drakeman, 47,750 shares issuable pursuant to immediately exercisable options held by Dr. Lisa N. Drakeman, or 15,536 shares of Common Stock held in trusts for the benefit of Cynthia and Amy Drakeman. Dr. Lisa N. Drakeman is the trustee of such trusts. Includes 519,000 shares issuable pursuant to immediately exercisable options.
(3) Includes 105,000 shares issuable pursuant to immediately exercisable options to purchase Common Stock and 80,000 shares held by Dr. Fanger's wife.
(4) Includes 250,000 shares issuable pursuant to immediately exercisable options.
(5) Includes 20,800 shares issuable pursuant to immediately exercisable options.
(6) Represents 208,400 shares issuable pursuant to immediately exercisable options.
(7) Represents 120,000 shares issuable pursuant to immediately exercisable options.
(8) Does not include 109,525 shares held by Dr. Donald L. Drakeman, Dr. Lisa N. Drakeman's husband. Dr. Lisa N. Drakeman disclaims beneficial ownership of such shares. Includes 15,536 shares of Common Stock held in trust for the benefit of Cynthia and Amy Drakeman, Dr. Drakeman's minor children. Dr. Lisa N. Drakeman is the trustee of such trusts. Includes 47,750 shares issuable pursuant to immediately exercisable options.
(9) Includes 50,000 shares issuable pursuant to immediately exercisable options.
(10) Includes 21,000 shares issuable pursuant to immediately exercisable options. Also, includes 103 shares held by Dr. Vida's son and 1,165 shares held by Dr. Vida's wife.
(11) Represents 50,000 shares issuable pursuant to immediately exercisable options.
(12) Represents 50,000 shares issuable pursuant to immediately exercisable options.
(13) Includes 1,441,950 shares issuable pursuant to immediately exercisable options.

*  Less than 1%.

SECTION 16(A) REPORTING

  Under the securities laws of the United States, the Company's directors, its executive officers (and certain other officers), and any persons holding ten percent or more of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1996. All of these filing requirements were satisfied by its directors and executive officers.

PROPOSAL 2 - APPROVAL OF THE 1997 STOCK OPTION PLAN

  Subject to ratification by shareholders, the Board of Directors has unanimously approved the Company's 1997 Stock Option Plan (the "1997 Plan") and has directed that it be submitted for the approval of the Company's shareholders at the Annual Meeting. The 1997 Plan, if approved, will become effective on the date of shareholder approval (the "Effective Date").

DESCRIPTION OF THE 1997 PLAN

GENERAL
-------

  NATURE AND PURPOSE. The purpose of the 1997 Plan is to aid the Company and its subsidiaries in securing and retaining directors, consultants, officers and other employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Company and its subsidiaries. In addition, the Company expects that it will benefit from the added interest which the respective optionees and participants will have in the welfare of the Company as a result of their ownership or increased ownership of the Common Stock of the Company. The Board of Directors may modify or terminate the provisions of the 1997 Plan at any time, subject to certain limitations. See "Termination and Amendment" below.

  Options and other awards authorized under the 1997 Plan include: incentive stock options ("ISOs") which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); stock options which are "non-qualified" for federal income tax purposes ("NQOs"), to which the provisions of the Code pertaining to ISOs do not apply; restricted stock awards, which are awards of stock that are subject to forfeiture in the event of premature termination of employment, failure of the Company to meet certain performance objectives, or other conditions; stock appreciation rights ("SARs"), which enable a recipient to profit immediately from the disparity between the exercise price of an option and the fair market value of the stock; deferred stock awards, which are awards of stock that are not distributed to the participant until after a specified deferral period; and other stock-based awards permitted under the 1997 Plan (including, but not limited to, performance shares and convertible debentures). Each such award is sometimes referred to herein as an "Award", and all such awards are sometime collectively referred to herein as "Awards".

  The 1997 Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

  ADMINISTRATION. The 1997 Plan will be administered by the Stock Option Committee, which shall consist of at least two (2) directors, appointed by the Board, who are "non-employee" directors within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Exchange Act, as such Rule or any other comparable Rule may be in effect from time to time. The term of office of the Stock Option Committee members shall be as fixed from time to time by the Board of Directors. The Board may from time to time remove members from the Stock Option Committee, with or without cause, or add members to the Stock Option Committee. Vacancies in the Stock Option Committee, however caused, shall be filled by the Board.

  Subject to the express terms and conditions of the 1997 Plan, the Stock Option Committee shall have full power to make Awards, to construe or interpret the 1997 Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration. Except as otherwise provided in the 1997 Plan, the Stock Option Committee may also determine which persons shall be granted Awards, the nature of the Awards granted, the number of shares subject to Awards and the time at which Awards shall be made. Such determinations shall be final and binding.

  STOCK AVAILABLE UNDER 1997 PLAN. The stock subject to an Award is Common Stock. Subject to adjustment in the event of a recapitalization or reorganization (as discussed below under the heading "Merger, Consolidation, Recapitalization or Reorganization"), the maximum number of shares of Common Stock with respect to which Awards may be granted is 750,000 shares. The maximum number of shares of Common Stock with respect to which Awards may be granted to any participant in any year is 100,000 shares. Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, except that treasury shares must be used in the case
of Awards of restricted stock.   Any shares represented by Awards which are
cancelled, forfeited, terminated or expire unexercised shall again be available for grants and issuance under the 1997 Plan.

  ELIGIBILITY. Persons eligible for Awards under the 1997 Plan shall be limited to directors, consultants, officers and such other employees of the Company and its subsidiaries who are responsible for the management, growth, profitability and protection of the business of the Company and its subsidiaries ("Eligible Persons"). The Stock Option Committee shall have the sole discretion in selecting those persons eligible for Awards and the amount and nature of such Awards.

  MERGER, CONSOLIDATION, RECAPITALIZATION OR REORGANIZATION. In the event that the outstanding shares of Common Stock of the Company are increased, decreased or changed or converted into other securities of the Company or of another corporation by reason of merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend or other change in the Company's corporate structure affecting the stock, the aggregate number of shares that may be delivered under the 1997 Plan and the aggregate number and/or the option price of shares subject to outstanding options and any other Awards under the 1997 Plan shall be adjusted in the sole discretion of the Stock Option Committee to the extent that the Stock Option Committee determines to be appropriate, provided, however, that the number of shares subject to any Awards shall always be a whole number, and provided further that, in the case of ISOs, no such adjustment shall be authorized to the extent that it would constitute a modification as defined in Section 424(h)(3) of the Code or would cause the 1997 Plan to violate Section 422(b)(1) of the Code or any successor provision thereto. The adjusted option price will also be used to determine the amount payable to the Company upon the exercise of any SAR associated with any option.

  TERMINATION AND AMENDMENT. The 1997 Plan will expire on May 14, 2007, but the Board of Directors may terminate the 1997 Plan at any time prior thereto and Awards granted prior to such termination may extend beyond such date. Termination of the 1997 Plan will not alter or impair, without the consent of the optionee or grantee, any of the rights or obligations of any Award made under the 1997 Plan. The Board may from time to time alter, amend, suspend or discontinue the 1997 Plan; however, no such action of the Board may alter the provisions of the 1997 Plan so as to alter any outstanding Awards to the detriment of the optionee or participant without his consent, and, no amendment to the 1997 Plan may be made without stockholder approval if such amendment would materially increase benefits accruing to participants in the 1997 Plan, materially increase the number of shares issuable under the 1997 Plan, reduce below 100% (110% in the case of a 10% Owner) of the fair market value on the date of grant the price per share of which any option may be granted, extend the terms of the 1997 Plan or the period during which option may be granted or exercised or materially modify requirements as to eligibility to participate in the 1997 Plan.

  This summary of the 1997 Plan is necessarily incomplete and is qualified in its entirety by the express provisions of the 1997 Plan, a copy of which may be obtained, without charge, upon request to the Secretary of the Company.

A. OPTIONS
   -------

  OPTION PRICE. The Stock Option Committee shall determine the option price of all NQOs and all ISOs; provided however, the option price shall not be less than 100% of the fair market value of the Common Stock on the date the option is granted and, provided, further, that in the case of a participant who owns more than 10% of the Company's issued and outstanding stock on the date of grant, the option price of an ISO shall be at least 110% of the fair market value of the Common Stock on the date the option is granted.

The aggregate fair market value of the Common Stock with respect to which an ISO is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

  OPTION TERM. The Stock Option Committee shall determine the expiration date of each Option; provided, however, no ISO shall be exercisable after the expiration of ten years and one day from the date the option was granted, and, provided, further, that ISOs granted to employees who are 10% owners on the date of grant shall expire no later than five years from the date of grant. Options may terminate earlier as provided elsewhere herein.

  EXERCISABILITY OF OPTIONS. The Stock Option Committee shall determine when Options are exercisable, in whole or in part, provided, however, that, except as provided in the 1997 Plan, or unless otherwise determined by the Stock Option Committee at or subsequent to the date of grant, Options will not be exercisable until the first anniversary date of the granting of the Option. Options granted under the 1997 Plan are subject to provisions regarding acceleration of exercise in the event of a Change of Control (as defined in the 1997 Plan) of the Company, including exercise by officers, directors and 10% owners, and termination of employment due to retirement, death, disability, termination without cause and voluntary termination with the consent of the Company.

  METHOD OF EXERCISE. Options may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the optionee's election to purchase shares subject to option or to receive cash payment. Upon exercise of Options and payment of the exercise price, shares will be issued by the Company out of the amount so authorized under the 1997 Plan. The exercise price of an Option shall be paid for in full (i) with cash (either by certified or bank check), or (ii) at the sole discretion of the Stock Option Committee, in the equivalent fair market value of shares of unrestricted Common Stock already owned by the optionee, properly endorsed, or (iii) in the case of NQOs and at the sole discretion of the Stock Option Committee, in the equivalent fair market value of restricted Common Stock already owned by the optionee, or deferred stock subject to an Award under the Company's Stock Option Plans. The Stock Option Committee may require any person entitled to receive payment in respect of an Award to remit to the Company, prior to such payment, an amount sufficient to satisfy any federal, state or local tax withholding requirements.

  Unless the Stock Option Committee determines otherwise at the time of grant, during the 60-day period after a Change of Control of the Company, and with respect only to options that are unaccompanied by an SAR, each optionee (other than (i) a member of the Stock Option Committee or (ii) an optionee who initiated a Change of Control in a capacity other than as an officer or director of the Company) shall have the right to elect, by written notice to the Company, to surrender all or part of the stock option to the Company and to receive in cash (in lieu of exercising the option) an amount equal to the amount by which the fair market value per share of the Common Stock on the date of exercise exceeds the exercise price per share under the stock option multiplied by the number of shares of Common Stock granted under the option as to which such right is exercised.

  However, any officer, director or 10% owner of the Company (collectively, an "Insider") may only settle such right by either (A) making an election to settle such right to the extent the election during such 60-day period falls within one of four ten-day periods, each period beginning on the third business day following the release of the Company's quarterly or annual financial summary statements of sales and earnings (the "Summary Statements"), as the case may be, and ending on the twelfth business day following each such date (each such period being a "Window Period"), provided that the Company shall have been subject to and met all reporting requirements under the Exchange Act for at least one year prior to such settlement, or (B) pursuant to an irrevocable election to settle the right no earlier than six months after the date of such election, which election need not occur during a Window Period, provided that the change of control transaction was approved by the Company's shareholders (excluding Insider shareholders).

  The fair market value of the Common Stock attributable to any such right associated with an ISO is calculated on the same basis of determining the fair market value on the date of exercise of the ISO. The fair market value of the Common Stock attributable to any such right associated with an NQO is the higher of (i) the highest reported sale price of the Company's Common Stock on the Nasdaq National Market for the 60-day period preceding the Change of Control and
(ii) the highest per share price paid in any change of control transaction.

  RESTRICTIONS ON TRANSFERABILITY. The Stock Option Committee, in its absolute discretion, may impose such restrictions on the transferability of the Options granted under the 1997 Plan as it deems appropriate. Any such restrictions shall be set forth in the Stock Option Agreement with respect to such Options.

  EFFECT OF TERMINATION OF EMPLOYMENT, DEATH, RETIREMENT OR PERMANENT
DISABILITY.    Except as hereinafter provided, every Option granted pursuant to the 1997 Plan shall terminate on the earlier to occur of (i) the fixed expiration date set forth in the Option Agreement; and (ii) (a) if an employee ceases to be employed by the Company by reason of retirement or permanent disability, then three (3) years after such cessation of employment, to the extent that the employee was entitled to exercise it on the date of his cessation of employment, or (b) if an employee dies while employed by the Company or within three (3) years of his termination of employment by reason of retirement or permanent disability, then by his legal representative at any time within fifteen (15) months after his death in the event the optionee died while employed by the Company or within twelve (12) months of his death in the event the optionee died after retirement or permanent disability. Such Option exercises may only be made after the date of such termination for the full number of shares subject to the Option.

  If an optionee's relationship or employment by the Company terminates for any reason other than death, permanent disability or retirement, every Option to such optionee granted pursuant to the 1997 Plan shall thereupon terminate; provided, however, that if such employment is terminated by action of the Company, other than for reason of willful violation by the optionee of the rules of the Company or by voluntary resignation of the optionee, in either case eighteen (18) months following a Change of Control, Options held by such optionee may be exercised in full until the earlier of their expiration in accordance with their terms and six (6) months and one day from such termination.

  If an optionee's employment is terminated for any reason other than the foregoing, the Option shall thereupon terminate. Transfers of employees among Company affiliates and authorized leaves of absence are not deemed terminations of employment.

  If an optionee holding ISOs does not exercise the Option within three months after termination of his employment (one year if his employment was terminated due to disability) the Option shall cease to be an ISO and shall be treated as an NQO for federal income tax purposes. In the event that an optionee's employment is terminated by reason of his death any ISOs shall continue to be treated as ISOs regardless of when they are exercised.

  OPTION BUYOUT. The Stock Option Committee may at any time offer to repurchase an Option, based on such terms and conditions as the Stock Option Committee shall establish at the time of such offer.

B. STOCK APPRECIATION RIGHTS
   -------------------------

  GRANT AND EXERCISE. SARs enable a recipient to profit immediately from the disparity between the exercise price of the option and the fair market value of the stock. SARs may be granted as part of an Award (i) in the case of an NQO, at the time of the grant or thereafter, and (ii) in the case of an ISO, at the time of the grant only. SARs generally terminate upon the exercise of the related option and, unless exercised in connection with the death or permanent disability of the participant, are subject to the exercise conditions imposed on Insiders by Section 16 of the Exchange Act. SARs granted in connection with ISOs may be exercised only when the market price of the stock subject to the ISO exceeds the option price of the ISO.

  METHOD OF EXERCISE. Upon exercise of the SAR, the optionee shall receive in cash or stock, as determined by the Stock Option Committee, the difference between the fair market value of the stock at the time of exercise and the exercise price of the option, multiplied by the number of shares in respect of which the SAR has been exercised. However, for sixty days following a Change of Control of the Company, an SAR unaccompanied by an ISO shall be valued at the higher of (a) the highest reported sales price on the Nasdaq National Market (or on such other exchange as the Company's stock may then be listed) and (b) the highest price paid per share of the Company's stock in such Change of Control transaction.

  RESTRICTIONS ON TRANSFERABILITY. The Stock Option Committee, in its absolute discretion, may impose such restrictions on the transferability of the Options granted this 1997 Plan as it deems appropriate. Any such restrictions shall be set forth in the Stock Option Agreement with respect to such Options and may be referred to on the certificates evidencing such shares. ISOs may not be transferred by an optionee other than by will or by laws of descent and distribution.


C. RESTRICTED STOCK, DEFERRED STOCK AND OTHER STOCK BASED AWARDS
   -------------------------------------------------------------

  GRANT. The Stock Option Committee may, in its discretion, award to a recipient either restricted stock, deferred stock or other stock based awards (collectively the "Stock Awards"). The Stock Awards will be evidenced by an agreement and provide that the stock subject to the Stock Award is not transferable for a specified period, or, in the case of an Award of deferred stock, not issuable for a specified period. In the case of a deferred stock Award, the Stock Option Committee may require a minimum payment at the end of the restrictive period or completion of a specified performance period and, in the event of a Change of Control, Stock Awards will be immediately issued to the recipient. Each recipient of a Stock Award will be a stockholder and have all the rights of a stockholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares. Subject to the provisions of the 1997 Plan and each agreement, each recipient of the Stock Award will be entitled to receive currently or on a deferred basis, interest or dividends, or equivalents thereof, with respect to such Award and the Stock Option Committee may provide that such amounts shall be deemed to be reinvested in additional stock or otherwise reinvested. Any stock based Award shall be issued for no cash consideration and any underlying securities of such Award shall be priced at no less than 50% of the fair market value of the Stock on the date of grant.

  If the recipient of a Stock Award ceases to be an employee of the Company for any reason, then the Stock Award is subject to forfeiture, except as provided in the particular agreement, and except as such forfeiture may be waived by the Stock Option Committee when it, in its discretion, determines that such waiver is in the best interests of the Company.

  In the event of a participant's retirement, permanent disability or death, or in cases of special circumstances, the Stock Option Committee may waive any or all of the remaining restrictions and limitations imposed under the 1997 Plan with respect to any Stock Awards.

  RESTRICTIONS ON TRANSFERABILITY.   Shares of restricted stock and deferred
stock Awards may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of until such time as the stated restrictions, or deferral period, as the case may be, lapse. The Stock Option Committee, in its absolute discretion, may impose such restrictions on the transferability of the Options granted this 1997 Plan as it deems appropriate. Any such restrictions shall be set forth in the Stock Option Agreement with respect to such Options and may be referred to on the certificates evidencing such shares. Shares of restricted stock will be evidenced by a certificate that bears a restrictive legend.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a summary of the Federal income tax consequences to recipients of Awards and to the Company with respect to Awards granted under the 1997 Plan. The 1997 Plan is not qualified under Section 401(a) of the Code.

  INCENTIVE STOCK OPTIONS (ISOS). No income is generally recognized by an optionee when an ISO is granted or exercised. If the stock obtained upon exercise of an ISO is sold more than one year after exercise and two years after grant, the difference between the option price and the amount realized on the sale will be treated as long-term capital gain, which presently is subject to tax at a maximum rate of 28%. The Company is not entitled to a deduction as a result of the grant or exercise of an ISO or the sale of the stock acquired upon exercise thereof if the stock is held by the optionee for the requisite periods.

  If, however, the stock acquired upon exercise of an ISO is sold less than one year after exercise or less than two years after grant, the lesser of (i) the difference between the fair market value on the date of exercise and the option price or (ii) the difference between the amount realized on the sale and the option price will be treated as ordinary income, which presently is subject to tax at a maximum rate of 39.6%, and the Company will be entitled to a corresponding deduction. The excess of the amount realized on the sale over the fair market value on the date of exercise, if any, will be treated as long-term or short-term capital gain, depending on the length of time the stock is held.

  The excess of the fair market value of the stock over the option price on the date of exercise of an ISO will constitute an adjustment for alternative minimum tax purposes which may result in the optionee being subject to the alternative minimum tax.

  NONQUALIFIED STOCK OPTIONS (NQOS). No income is recognized by an optionee when an NQO is granted. Except as described below, upon exercise of an NQO an optionee is treated as having received ordinary income at the time of exercise in the amount equal to the difference between the option price paid and the then fair market value of the Common Stock acquired. The Company will be required to withhold tax thereon and will be entitled to a deduction at the same time and in an amount corresponding to such difference. The optionee's basis in the Common Stock acquired upon exercise of an NQO will be equal to the option price plus the amount of ordinary income recognized, and any gain or loss thereafter recognized upon disposition of the Common Stock is generally treated as capital gain or loss.

  $100,000 EXERCISE LIMITATION FOR ISOS. If the aggregate fair market value of stock (determined at the date of grant) with respect to which ISOs granted after December 31, 1986 become exercisable, whether by passing of an anniversary date, acceleration or otherwise, during any one calendar year exceeds $100,000, the excess will be treated for tax purposes as NQOs, with options being taken into account therefor in the order of grant.

  PAYMENT WITH COMMON STOCK. The 1997 Plan allows an optionee to deliver Common Stock of the Company he already owns in payment of the option price. For any shares of Common Stock so exchanged, an amount equal to the fair market value thereof on the date tendered will be credited against the option price. In general, an optionee will not recognize gain with respect to any shares delivered to the Company in exchange for new shares acquired in the exercise of an option.

  In the event Common Stock is used to pay the option price for an NQO, gain or loss will not be recognized in connection with such exchange to the extent that the number of shares of stock received on exercise does not exceed the number of shares of stock surrendered. The optionee's basis in the new shares will be equal to the basis of the stock surrendered and the holding period thereof will include the holding period of the shares exchanged. The fair market value of any additional shares received upon exercise of an NQO in exchange for stock (less any cash or other property paid in connection with the exercise), will constitute compensation to the optionee taxable as ordinary income. The optionee's basis in these additional shares will be equal to the amount of compensation included in income plus any cash or value of other property paid upon exercise, and the holding period therefor will begin on the date of the exchange.

  In the event Common Stock is used to pay the option price for an ISO, gain or loss normally will not be recognized in connection with such exchange. To the extent that the number of shares of stock received on exercise does not exceed the number of shares surrendered, proposed Treasury Regulations provide that the optionee's basis in these shares will be equal to the basis of the stock surrendered and, except as provided below, has the same holding period as the stock surrendered. To the extent the optionee receives a number of shares in excess of the number of shares surrendered, the optionee's basis in such additional shares will be zero (plus any gain recognized and any cash paid in connection with the exercise) and the holding period for such additional shares will begin on the date of such exchange.

  If Common Stock acquired upon the exercise of an ISO is delivered in payment of the option price upon the exercise of a second ISO before the stock was held for the requisite holding period, then the stock so delivered will not be eligible for tax-free treatment in the exchange, but instead the optionee generally will be required to recognize ordinary income at the time such stock is delivered as described above under "Incentive Stock Options."

  There are special complex rules relating to the allocation of basis and the holding period of ISO stock acquired by payment with previously held Common Stock. For example, the disposition of such shares prior to the end of the required holding period may result in a greater portion of the proceeds of disposition being treated as ordinary compensation income than might otherwise be expected.

  STOCK APPRECIATION RIGHTS (SARS). No tax is imposed on an optionee pursuant to a grant of an SAR. Upon exercise of an SAR, the optionee will recognize ordinary income equal to the amount of cash he receives, and the Company will be entitled to a compensation deduction. SAR payments are wages subject to withholding at the regular withholding rates applicable to the optionee's salary income. For a salaried optionee, the amount received upon settlement of an SAR is a "supplemental wage payment" subject to a flat 28% withholding obligation.

  Temporary and Proposed Treasury Regulations provide that an alternative right to receive a taxable cash payment for the cancellation or surrender of an ISO does not disqualify the option as an ISO if the exercise of the right has the same economic and tax consequences as the exercise of the option followed by the immediate sale of the underlying shares. Accordingly, the grant of an SAR linked to an ISO under the 1997 Plan will not cause the ISO to lose its preferential tax treatment because the SAR will result in the same economic and income tax consequences to the optionee as if the optionee had exercised the ISO and sold the stock received upon exercising the ISO.

  RESTRICTED STOCK. Restricted Stock awarded to an employee may be subject to any number of restrictions (including deferred vesting, limitations on transfer, and forfeitability) imposed by the Stock Option Committee. In general, the receipt of Restricted Stock will not result in the recognition of income by an employee until such time as the shares are either not forfeitable or are freely transferable. Upon the lapse of such restrictions, the employee will be required to include as ordinary income the difference between the amount paid for the Restricted Stock, if any, and the fair market value of such stock on the date the restrictions lapse, and the Company will be entitled to a corresponding deduction. In addition, any dividends paid with respect to the Restricted Stock prior to the lapse of the restrictions will be treated as compensation income by the employee and will be deductible by the Company. Employees receiving Restricted Stock Awards may elect to include the value of such stock (less any amounts paid for such stock) as ordinary income at the time the Award is made. Employees making this election would treat any gain or loss realized on a sale of the Restricted Stock as capital gain or loss, but would not be entitled to any loss deduction if they forfeited the Restricted Stock pursuant to the restrictions imposed by the Stock Option Committee.

  DEFERRED STOCK. Deferred Stock awarded to an employee will not be delivered to the employee until after a specified period of time (the "Deferral Period"). Upon delivery of the shares after the Deferral Period, the employee may be required to make a minimum payment for the shares and/or the shares may be subject to restrictions similar to those imposed on Restricted Stock Awards. In general, an employee will be required to include the Deferred Stock Award as compensation income (and the Company will receive a deduction) at the earliest time such shares have been delivered and are freely transferable or are no longer subject to a substantial risk of forfeiture. The amount of compensation income (and the Company's deduction) will be the difference between the amount paid for the Deferred Stock, if any, and the fair market value of the Deferred Stock at the time such restrictions lapse. Any dividends paid with respect to the Deferred Stock prior to the time that the employee has included such stock as compensation income will be treated as additional compensation income and will be deductible by the Company. Employees receiving a Deferred Stock Award may elect to include the value of such stock (less any amount paid for such stock) as compensation at the time the Award is made. Employees making this election would treat any gain or loss realized on a sale of the Deferred Stock as capital gain or loss, but would not be entitled to any loss deduction if they forfeited the Deferred Stock pursuant to the restrictions imposed by the Stock Option Committee.

  OTHER STOCK BASED AWARDS. The Stock Option Committee may issue other stock based Awards, including performance shares and convertible debentures. These Awards may be subject to such restrictions as may be imposed by the Stock Option Committee. In general, employees receiving such Awards will be required to include the fair market value of the Award in income as additional compensation on the date that the Award becomes freely transferable or is no longer subject to a substantial risk of forfeiture, and the Company will be entitled to a corresponding deduction.

  In view of the complexity of the tax aspects of transactions involving the grant and exercise of ISOs, NQOs, and SARs, and the receipt and disposition of shares of Common Stock in connection with those and other Awards under the 1997 Plan, and because the impact of taxes will vary depending on individual circumstances, each employee receiving an Award under the 1997 Plan should consult his own tax advisor to determine the tax consequences in his particular circumstances.

  CAP ON COMPANY DEDUCTIONS FOR CERTAIN COMPENSATION. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a cap on deductibility by the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the chief executive officer of the corporation or any one of the other four highest paid executives. Certain performance-based compensation is not subject to the cap on deductibility. Although certain stock-based compensation can qualify for this performance-based exception, Awards granted under the 1997 Plan do not qualify. The Company does not presently anticipate the payment of compensation that would exceed the limitation imposed by Section 162(m) of the Code.

  REQUIRED VOTE FOR APPROVAL OF THE 1997 PLAN. Approval of the 1997 Plan by the shareholders requires the affirmative vote of the majority of the outstanding shares of the Company's Common Stock present at the Annual Meeting, in person or by proxy, a quorum being present. The Board of Directors believes that the 1997 Plan will enhance the overall performance of its employees.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1997 PLAN.

REGISTRATION WITH THE COMMISSION

  The Company intends to file a Registration Statement on Form S-8 covering the 1997 Plan if such 1997 Plan is approved by the shareholders.

PROPOSAL 3 - APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

  The firm of Ernst & Young LLP acted as the independent auditors for the Company for the fiscal year ended December 31, 1996 and has been selected by the Audit Committee of the Board of Directors to act as independent auditors for the Company for the current fiscal year. Although the selection and appointment of independent auditors is not required to be submitted to a vote of shareholders, the directors have decided to ask the shareholders to ratify the appointment.

  REQUIRED VOTE FOR APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present at the Annual Meeting, in person or by proxy, a quorum being present, is required for the ratification of the appointment of independent auditors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR 1997.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OTHER MATTERS

GENERAL

  The Board of Directors of the Company knows of no other matters to come before the Annual Meeting, other than that which is set forth herein and in the accompanying Notice of Annual Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxies as in their discretion they may deem advisable.

EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. The solicitation will be made by mail. The Company will supply brokers or persons holding shares of record in their names or in the names of their nominees for other persons, as beneficial owners, with such additional copies of proxies, proxy materials and Annual Reports as may reasonably be requested in order for such record holders to send one copy to each beneficial owner, and will, upon request of such record holders, reimburse them for their reasonable expenses in mailing such material.

  Certain directors, officers and employees of the Company, not especially employed for this purpose, may solicit proxies, without additional remuneration therefor, by mail, telephone, telegraph or personal interview.

SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

  Shareholders' proposals submitted pursuant to Rule 14a-8 of the Exchange Act intended to be presented at the 1998 Annual Meeting of Shareholders of the Company, tentatively scheduled for Thursday, May 21, 1998, must be received by the Company at its offices shown on the first page of this Proxy Statement by December 1, 1997, for inclusion in the Company's proxy statement and form of proxy relating to such Meeting.

ANNUAL REPORT

  The Company's 1996 Annual Report to Shareholders (which includes financial statements for the fiscal year ended December 31, 1996) accompanies this Proxy Statement but is not to be deemed part of this Proxy Statement. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission is available to shareholders without charge upon written request to the Company's principal office to the attention of the Secretary.

             By Order of the Board of Directors


                     /s/ Michael A. Appelbaum
                       Michael A. Appelbaum
          Senior Vice President - Finance and Administration,
          Chief Financial Officer, Secretary and Treasurer


Annandale, New Jersey
April 21, 1997

                                 MEDAREX, INC.
                               1545 ROUTE 22 EAST
                          ANNANDALE, NEW JERSEY 08801

            PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  MAY 15, 1997

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints DONALD L. DRAKEMAN and MICHAEL A. APPELBAUM and each of them, attorneys and proxies, with full power of substitution, and authorizes them to vote all shares of Common Stock of MEDAREX, INC. held of record by the undersigned on April 4, 1997, at the Annual Meeting of Shareholders to be held on May 15, 1997, and any adjournments thereof, hereby revoking all previous proxies, with all powers the undersigned would possess if present, on all matters mentioned in the Notice of Annual Meeting dated April 21, 1997, as follows:

            INSTRUCTIONS: MARK ONLY ONE BOX FOR EACH NUMBERED MATTER

The following matters have been proposed by the Company:

(1) The election of three Class I Directors to serve for a term to expire in 2000 -- Nominees: Charles R. Schaller, Dr. Donald L. Drakeman and Robert
Iggulden:

      [ ] FOR nominee listed    [ ] WITHHOLD AUTHORITY to vote for nominee


(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below).

--------------------------------------------------------------------------------


(2) The approval of the Company's 1997 Stock Option Plan.

    [ ]  FOR        [ ] AGAINST        [ ] ABSTAIN

(3) The ratification of the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

    [ ]  FOR        [ ] AGAINST        [ ] ABSTAIN

(4) In their discretion, to vote upon such other business as may properly come before the Annual Meeting.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, AND 3.

     Please mark, date, sign and return this Proxy promptly, using the enclosed envelope.


                     Dated:_________________________, 1997
                                  Month   Day


                 Signature:___________________________________

                 Signature:___________________________________
                  Please sign exactly as name appears hereon,
                 indicating official position or representative
                 capacity, if any.  If shares are held jointly,
                             both owners must sign.


                         I plan to attend the meeting.

                              [ ] YES     [ ] NO

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                       2